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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
FORM 5
[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ]  Form 3 Holdings Reported

[ ]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

   Gross                             Herman
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   (Last)                            (First)              (Middle)

   12 Jordan Drive
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                                    (Street)

   Great Neck,                         NY                   11102
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


Bio-Plexus (BPLX)
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3.   IRS Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


December 31, 1999
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                       2.                         (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                       Transaction  3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                     Date         Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                      (Month/Day/  Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                             Year)        (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          8/30/99        A               634         A                              D
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Common Stock                          11/2/99        A               705         A               1,597,110      D
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
*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)

                           (Print or Type Responses)
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FORM 5 (continued)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (i)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Directors Stock
  Option (Right                                                                Common
  to Buy)           4.25     7/19/99  A         1,000        7/19/00  7/19/04  Stock     1,000            1,000     D
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
Explanation of Responses:

      (1) Granted pursuant to Issuer's 1995 Non-Employee Directors' Stock Option Plan.

      (2) Option exercisable for the lessor of one (1) year from termination as a director or five (5) years from the date of grant.

      ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

/s/ Herman Gross                                                 2/14/00
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      **Signature of Reporting Person                             Date


See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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